                                  EXHIBIT 99.3

                             STOCKHOLDERS AGREEMENT

        This AGREEMENT, dated April 27, 1997 (this "Agreement'), by and among METROMEDIA INTERNATIONAL GROUP, INC., a Delaware corporation ("Seller"), P&F ACQUISITION CORP., a Delaware corporation ("Buyer"), and each of the other parties signatory hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                              W I T N E S S E T H:

        WHEREAS, concurrently herewith, Seller, Orion Pictures Corporation ("Orion"), and Buyer are entering into a Letter of Intent (the "Letter of Intent") contemplating the execution of a Stock Purchase Agreement, a draft of which is attached to the Letter of Intent as Exhibit A (such Stock Purchase Agreement, in the form in which it may be executed by the parties and as it may be amended, supplemented or modified thereby shall hereinafter be referred to as the "Stock Purchase Agreement;" capitalized terms used and not defined herein have the respective meanings ascribed to them in the Stock Purchase Agreement), pursuant to which Buyer will acquire from Seller all of the issued and outstanding stock of Orion (the "Stock Purchase");

        WHEREAS, each of the Stockholders Beneficially Owns (as defined herein) the number of shares, par value $.01 per share, of common stock of Seller ("Seller Common Stock") set forth opposite such Stockholder's name on Schedule I hereto (the "Shares");

        WHEREAS, as an inducement and a condition to entering into the Stock Purchase Agreement, Buyer has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

        1. Provisions Concerning Seller Common Stock. Each Stockholder hereby agrees that at any meeting of the holders of Seller Common Stock, however called, or in connection with any written consent of the holders of Seller Common Stock, such Stockholder shall vote (in the case of Shares for which the Stockholder has exclusive voting and dispositive power) or cause to be voted (in the case of Shares which the Stockholder "Beneficially Owns" (as defined below) but for which the Stockholder does not have exclusive voting and dispositive power) the Shares held of record or Beneficially Owned (as defined below) by such Stockholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Stock Purchase Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Seller or Orion under the Stock Purchase Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as permitted by the Stock Purchase Agreement or as otherwise agreed to in writing in advance by Buyer, against the following actions (other than the Stock Purchase and the transactions contemplated by the Stock Purchase Agreement): (A) any extraordinary corporate transaction, such as a merger,



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consolidation or other business combination involving Orion or any of the
Entertainment Companies; (B) a sale, lease, license, transfer or disposition of any assets outside the ordinary course of business or any which in the aggregate are material to Orion and its Subsidiaries (other than Landmark) taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of Seller or Orion; (C)(1) any change in a majority of the persons who constitute the board of directors of the Seller; (2) any change in the present capitalization of Orion or any of its Subsidiaries or any amendment of the Certificate of Incorporation or By-Laws of Orion or any of its Subsidiaries; (3) any other material change in the corporate structure or business of Orion or any of its Subsidiaries; or (4) any other action which, in the case of each of the matters referred to in clauses C(1), (2), (3) or (4) is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Stock Purchase and the transactions contemplated by this Agreement and the Stock Purchase Agreement. Such Stockholder shall not enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

        2. Other Covenants, Representations and Warranties. Each Stockholder hereby represents and warrants to Parent and Buyer as follows:

               (a) Ownership of Shares. On the date hereof, the Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. Schedule I hereto correctly indicates those Shares that are Beneficially Owned and held of record by such Stockholder and those shares that are Beneficially Owned by such Stockholder but not held of record by such Stockholder. Schedule I discloses the number of Shares Beneficially Owned by the Stockholder for which the Stockholder shares voting or dispositive power with another Person and identifies such other Person or Persons. Except as referenced in the preceding sentence and Schedule I, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights.

               (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without


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limitation, any voting agreement, stockholder agreement or voting trust. This
Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee who is not a party to this Agreement and whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

               (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby. None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

               (d) No Finder's Fees. Other than existing financial advisory and investment banking arrangements and agreements between Seller and Donaldson, Lufkin & Jennrette Securities Corp., which have been disclosed in writing to Buyer, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Stock Purchase Agreement based upon arrangements made by or on behalf of such Stockholder or any of its Affiliates (or than Seller and its Subsidiaries) or, to the knowledge of such Stockholder, Seller or any of its Subsidiaries.

               (e) Other Potential Acquirors. Such Stockholder (i) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, Orion or its Subsidiaries (other than Landmark) or any business combination with Orion or its Subsidiaries (other than Landmark), in his, her or its capacity as such, and
(ii) from and after the date hereof until termination of the Stock Purchase Agreement, unless and until Seller is permitted to take such actions under
Section 5.08 of the Stock Purchase Agreement, shall not, in such capacity, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction or acquisition, or agree to or endorse any such transaction or acquisition, or authorize

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or permit any of such Stockholder's directors, officers, stockholders, employees or agents to do so, and such Stockholder shall promptly notify Buyer of any proposal and shall provide a copy of any such written proposal and a summary of any oral proposal to Buyer immediately after receipt thereof (and shall specify the material terms and conditions of such proposal and identify the person making such proposal) and thereafter keep Buyer promptly advised of any development with respect thereto.

               (f) Restriction on Transfer, Proxies and Non-Interference. Except as contemplated by the Stock Purchase Agreement, such Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein;
(ii) grant any proxies or powers of attorney with respect to the subject matter of this Agreement, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

               (g) Reliance by Buyer. Such Stockholder understands and acknowledges that Buyer is entering into the Letter of Intent, and will enter into the Stock Purchase Agreement, in reliance upon such Stockholder's execution and delivery of this Agreement.

        3. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        4. Stop Transfer, Restrictive Legend. (a) Each Stockholder agrees with, and covenants to, Buyer that such Stockholder shall not request that Seller register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Seller's Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of Shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

               (b) Upon the written request of Buyer, all certificates representing any of such Stockholder's Shares shall contain the following legend:

        "The securities represented by this certificate, including certain voting and transfer rights with respect thereto, are subject to the terms of a Stockholders Agreement, dated May __, 1997, among Metromedia International Group, Inc., P&F

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        Acquisition Corp. and Orion Pictures Corporation, a copy of which is on file in the principal office of the Issuer."

        5. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the later of (a) September 30, 1997, or (b) ninety (90) days after the date of the meeting of Seller's stockholders held for the purpose of approving and adopting the Stock Purchase Agreement and the transactions contemplated thereby (provided that, if no such meeting is held prior to September 30, 1997, the covenants and agreements contained herein with respect to the Shares shall terminate on September 30, 1997).

        6. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Seller makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and/or beneficial owner of such Stockholder's Shares.

        7.     Miscellaneous.

               (a) Entire Agreement. This Agreement, the Letter of Intent and the Stock Purchase Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

               (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise by any Stockholder without the prior written consent of Buyer or by Buyer without the prior written consent of each Stockholder; provided that Buyer may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary thereof, but no such assignment shall relieve such party of its obligations hereunder if such assignee does not perform such obligations.

               (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by Buyer and such affected Stockholder or Stockholders; provided that Schedule I hereto may be supplemented by Buyer by adding the name and other relevant information concerning any Stockholder of Seller who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added Stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.


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

               (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Seller or any Stockholder:            c/o Metromedia Company
                                            215 East 67th Street
                                            New York, New York  10021
                                            Attention:    President
                                            Facsimile:    (212) 535-3541

If to:                                      Metro-Goldwyn-Mayer Inc.
                                            2500 Broadway Street
                                            Santa Monica, California 90404
                                            Attention:    General Counsel
                                            Facsimile:    (310) 449-3011

with a copy to:                             Gibson, Dunn & Crutcher
                                            333 South Grand Avenue
                                            Los Angeles, California 90071-3197
                                            Attention:    Bruce D. Meyer, Esq.
                                            Facsimile:    (213) 229-7520

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

               (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

               (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

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               (h)    Remedies Cumulative. All rights, powers and remedies
provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

               (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

               (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

               (1) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.


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








        IN WITNESS WHEREOF, Seller, Buyer, each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                       METROMEDIA INTERNATIONAL
                                       GROUP, INC.



                                       By:/s/ Silvia Kessel
                                          --------------------------------------
                                       Name:  Silvia Kessel
                                            ------------------------------------
                                       Title: Executive Vice President
                                             -----------------------------------


                                       P&F ACQUISITION CORP.


                                       By:/s/ David G. Johnson
                                          --------------------------------------
                                       Name:  David G. Johnson
                                            ------------------------------------
                                       Title: Executive Vice President
                                            ------------------------------------



/s/ John W. Kluge
--------------------------------
    John W. Kluge



/s/ Stuart Subotnick
--------------------------------
    Stuart Subotnick


METROMEDIA COMPANY


By:  /s/ Stuart Subotnick
    ----------------------------
    Name:  Stuart Subotnick
          ----------------------
    Title: President
           ---------------------


MET TELLCELL, INC.


By:   /s/ Stuart Subotnick
    ----------------------------
    Name:  Stuart Subotnick
         -----------------------
    Title: President
          ----------------------

                                   Schedule I

                             Stockholders Agreement
                             ----------------------

Metromedia Company                                       7,989,206

John W. Kluge                                            2,605,449

Stuart Subotnick                                           231,225

Met Tellcell, Inc.                                       4,426,249